BCM RESOURCES CORPORATION

Interim Financial Statements Expressed in Canadian Dollars

Nine Months Ended May 31, 2009 & Year Ended August 31, 2008

NOTICE OF NO AUDITOR REVIEW OF INTERIM FINANCIAL STATEMENTS

Under National Instrument 51-102, Part 4, subsection 4.3(3)(a), if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The Company’s independent auditor has not performed a review of these financials statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

See notes to financial statements. 1

BCM RESOURCES CORP.

Balance Sheets

(Stated in Canadian dollars)

August 31,
May 31, 2009		2008
(Unaudited)		(Audited)
Assets
Current
Cash	$ 15,839	$ 46,951
Term deposit	263,124	19,329
Amounts receivable	7,132	74,174
Tax credits receivable	-	389,591
Prepaid expenses	10,237	12,552
	296,332	542,597
Equipment (note 7)	15,098	18,231
Unproven mineral rights (note 4)	4,471,429	4,382,878
	$ 4,782,859	$ 4,943,706
Liabilities
Current
Accounts payable and accrued liabilities	$ 6,327	$ 18,366
	6,327	21,446
Shareholders’ Equity
Share capital (note 8)	5,224,186	5,174,186
Contributed surplus (note 8a)	672,304	672,304
Deficit	(1,119,958)	(924,230)
	4,776,532	4,922,260
	$ 4,782,859	$ 4,943,706
Approved by:
“Scott Steeds”	, Director	"Dale McClanaghan"	, Director
Scott Steeds		Dale McClanaghan
BCM RESOURCES CORP.

Statements of Operations and Deficit (Stated in Canadian dollars) (Unaudited)

Three Month Period Ended May 31, 2009		Three Month Period Ended May 31, 2008	Nine Month Period Ended May 31, 2009	Nine Month Period Ended May 31, 2008
Expenses Amortization Bank charges and interest, net Consulting fees Filing and transfer agent fees Salary expense Office, telephone and miscellaneous Professional fees Travel, promotion and entertainment	1,044 144 15,000 11,930 17,305 13,203 2,671 7,211 -	2,740 654 15,000 2,985 21,844 13,616 (694) 10,642 -	3,133 837 45,000 19,150 51,831 33,573 14,671 37,249 -	8,219 1,643 52,654 2,930 60,762 35,344 20,626 40,512 -
Net loss before other items Future income tax recovery Interest income	68,508 -(81)	66,787 -(8)	205,444 -(9,716)	222,690 -(21,044)
Net loss for the period	68,427	66,779	195,728	201,646
0eficit, beginning of period	1,051,531	1,247,641	924,230	1,112,774
Deficit, end of period	$1,119,958	$1,314,420	$1,119,958	$1,314,420
Loss per share	$0.01	$0.01	$0.02	$0.02
Weighted Average Number of Common Shares Outstanding	12,175,511	13,009,241	12,175,511	13,009,241
BCM RESOURCES CORP.

Statements of Cash Flows

(Stated in Canadian dollars) (Unaudited)

Three Month Period Ended May 31, 2009				Three Month Period Ended May 31, 2008		Nine Month Period Ended May 31, 2009		Nine Month Period Ended May 31, 2008
Operating Activities Net income (loss) for the period Items not affecting cash Amortization		$(68,427) 1,044		$(66,779) 2,740		$(195,728) 3,133		$(201,646) 8,219
Changes in non-cash working capital items: GST receivable Income taxes receivable Prepaid expenses Accounts payable and accrued liabilities		(1,820) --233		(2,447) (389,591) -(878)		67,042 389,591 2,315 (14,973)		104,037 (389,591) -(81,821)
Cash used in operating activities		(68,970)		(456,955)		251,380		(560,802)
Investing Activity Resource Property costs Capital assets Short-term investments Cash used in Investing Activity		(7,823) -49,948 42,125		350,725 --350,725		(38,551) -(243,795) (282,346)		(868,880) (1,757) 1,257,541 386,904
Financing Activities Issuance of common shares, net of costs Due to related party		-26		--		-(146)		39,225 172
Cash provided by financing activities		26		-		(146)		39,397
Increase (decrease) in cash during the period		(26,819)		(106,230)		(31,112)		(134,501)
Cash, beginning of the period		42,658		178,108		46,951		206,379
Cash, end of the period		$15,839		$71,878		$15,839		$71,878
Supplemental cash flow information Cash paid for: Cash paid for: interest Shares issued for mineral property	$ $	--	$ $	--	$ $	-50,000	$ $	--

BCM RESOURCES CORP.

Notes to the Financial Statements May 31, 2009 and August 31, 2008

(Unaudited)

1. NATURE AND CONTINUANCE OF OPERATIONS

The Company was incorporated on February 15, 2005 under the Canada Business Corporations Act as 716576 B.C. Ltd. and changed its name to BC Moly Ltd. on June 15, 2005 and then to BCM Resources Corporation on February 16, 2006. The Company business activity is the exploration of mineral rights located in British Columbia, Canada. The Company has incurred losses since inception and at May 31, 2009 has an accumulated operating deficit of $1,119,958 (2008 -$924,230). The Company does not generate cash flows from operations to fund its exploration activities and as a result has relied principally upon the issuance of equity securities for financing. The Company intends to continue relying upon the issuance of these securities to finance its operations and exploration activities to the extent such instruments are issuable under terms acceptable to the Company. The Company’s financial statements are presented on a going concern basis, which assumes that the Company will continue to realize its assets and discharge its liabilities in the normal course of operations. If future financing is unavailable, the Company may not be able to meet its ongoing obligations, in which case the realizable values of its assets may decline materially from current estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Generally accepted accounting principles

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP) and include the assets, liabilities and operations of the Company. These interim financial statements do not contain all the information required by general accepted accounting principles for annual financial statements and, therefore, should be read in conjunction with the annual financial statements of the Company for the year ended August 31, 2008. The accounting policies and methods of application used in the preparation of these interim unaudited financial statements are consistent with those used in the Company’s most recent audited financial statements except for the changes in accounting policies disclosed in note 3.

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses incurred during the periods. Actual results could differ from those estimated.

Unproven mineral rights

The cost of unproven mineral rights and their related direct exploration costs are deferred until the properties are placed into production, sold or abandoned. These deferred costs will be amortized on the unit-of-production basis over the estimated useful life of the properties following the commencement of production, or written-off if the properties are sold, allowed to lapse or abandoned.

BCM RESOURCES CORP.

Notes to the Financial Statements May 31, 2009 and August 31, 2008

(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued) Unproven mineral rights (continued)

Cost includes any cash consideration and the fair market value of any shares issued on the acquisition of mineral right interests. Properties acquired under option agreements, whereby payments are made at the sole discretion of the Company, are recorded in the accounts when the payments are made. The recorded amounts of property acquisition costs and their related deferred exploration costs represent actual expenditures incurred and are not intended to reflect present or future values.

The Company reviews capitalized costs on its mineral rights on a periodic basis and will recognize impairment in value based upon current exploration results and upon management’s assessment of the future probability of profitable revenues from the property or from the sale of the property. Management’s assessment of the property’s estimated current fair market value is also based upon a review of other property transactions that have occurred in the same geographic area as that of the property under review. Administrative costs are expensed as incurred.

Fair value of financial instruments

The Company’s financial instruments consist of current assets and current liabilities the fair values of which approximate their carrying amounts due to the short-term nature of these instruments.

Share capital

Share capital issued for non-monetary consideration is recorded at their fair market value based on their trading price on the TSX Venture Exchange on the date the agreement to issue the shares was entered into as determined by the Board of Directors of the Company.

Costs incurred to issue shares are deducted from share capital.

Basis of amortization

Equipment is recorded and amortized on a declining-balance basis at an annual rate of 45% for computer equipment, 100% for software and 20% for office furniture.

Flow-through shares

The Company may issue securities referred to as flow-through shares, whereby the investor may claim the tax deductions arising from the expenditure of the proceeds. When resource expenditures are renounced to the investors and the Company has reasonable assurance that the expenditures will be completed, future income tax liabilities are recognized (renounced expenditures multiplied by the effective corporate tax rate), and share capital is reduced. Previously unrecognized tax assets may then offset or eliminate the liability recorded.

BCM RESOURCES CORP.

Notes to the Financial Statements May 31, 2009 and August 31, 2008

(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-based compensation

The Company records compensation expense for stock options granted at the time of their vesting using the fair value method which requires that all stock option-based awards made to consultants and employees be recognized in these financial statements.

Consideration received on the exercise of stock options and compensation options and warrants is recorded as share capital. The related contributed surplus originally recognized when the options were granted, is transferred to share capital.

Future income taxes

The Company accounts for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be settled. When the future realization of income tax assets does not meet the test of being more likely than not to occur, a valuation allowance in the amount of the potential future benefit is taken and no net asset is recognized. Such an allowance has been applied to all potential income tax assets of the Company

Environmental expenditures

The operations of the Company have been, and may in the future be, affected from time to time in varying degree by changes in environmental regulations, including those for site restoration costs. The overall future impact of such regulations is neither determinable nor predicable at the present time. The Company’s policy is to meet or, if possible, surpass environmental standards set by relevant legislation by the application of technically proven and economically feasible measures.

Expenditures that relate to ongoing environmental and reclamation programs are charged against operations as incurred or capitalized and amortized depending on their expected future economic benefit. Estimated future removal and site restoration costs will be recognized when the ultimate liability is reasonably determinable, and will be charged against operations over the estimated remaining life of the related business operations, net of expected recoveries.

Loss per common share

Loss per share is calculated based on the weighted average number of common shares issued and outstanding during the year. The company follows the treasury stock method in the calculation of diluted earnings per share for the current year. Under this method, the weighted average number of common shares included the potential net issuance of common share of “inthe-money” options and warrants assuming the proceeds are used to repurchase common shares at the average market price during the period, if dilutive. The effect of potential issuances of shares under options and warrants would be anti-dilutive if a loss is reported and, therefore basic and diluted loss per share is same for the previous years.

BCM RESOURCES CORP.

Notes to the Financial Statements May 31, 2009 and August 31, 2008

(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounting policies not yet adopted

The following pronouncements recently issued by the CICA will likely impact the Company’s future accounting policies:

(i)
CICA Handbook Section 1535 – Capital Disclosures This standard requires disclosure of an entity’s objectives, policies and processes for managing capital, quantitative data about what the entity regards as capital and whether the entity has complied with any capital requirements and, if it has not complied, the consequences of such noncompliance. This standard is effective for the Company for interim and annual periods relating to fiscal years beginning on or after January 1, 2008. The Company is currently evaluating the effects of adopting this standard.
(ii)
Financial Instruments – Disclosure (Section 3862) and Presentation (Section 3863) These standards replace CICA 3861, Financial Instruments – Disclosure and Presentation. They increase the disclosures currently required, which will enable users to evaluate the significance of financial instruments for an entity’s financial position and performance, including disclosures about fair value. In addition, disclosure is required of qualitative and quantitative information about exposure to risks arising from financial instruments including specified minimum disclosures about credit risk, liquidity risk and market risk. The quantitative disclosures must provide information about the extent to which the entity is exposed to risk, based on information provided internally to the entity’s key management personnel. This standard is effective for the Company for interim and annual periods beginning on or after January 1, 2008. The Company expects that its disclosures will be expanded to incorporate the additional requirements.

(iii) International Financial Reporting Standards (“IFRS”)

In February 2008 the Canadian Accounting Standards Board announced 2011 as the changeover date for publicly-listed companies to use IFRS, replacing Canada’s own generally accepted accounting principles. The specific implementation is set for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The transition date of January 1, 2011 will require restatement for comparative purposes of amounts reported by the Company for the year ended August 31, 2011. While the Company has begun assessing the adoption of IFRS for 2011, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

BCM RESOURCES CORP.

Notes to the Financial Statements May 31, 2009 and August 31, 2008

(Unaudited)

3. CHANGES IN ACCOUNTING POLICIES

Effective August 1, 2007, the Company prospectively adopted the following new accounting standards and related amendments to other standards on financial instruments issued by the CICA. Accordingly, prior periods have not been restated.

Financial Instruments – Recognition and Measurement, Section 3855 and Financial Instruments – Disclosure and Presentation, Section 3861

These standards require all financial instruments to be classified into one of the following five categories: held for trading, held-to-maturity investments, loans and receivables, available-forsale financial assets or other financial liabilities. All financial instruments within its scope, including derivatives, are to be included on the Company’s balance sheet and measured either at fair value or, in certain circumstances when fair value may not be considered most relevant, at cost or amortized cost. Depending on the classification, changes in fair value are to be recognized in the statements of operations and comprehensive income.

All held-for-trading and available-for-sale financial instruments are recorded on the balance sheet at fair value. All other financial instruments will be recorded at cost or amortized cost, subject to impairment reviews. Transaction costs incurred to acquire held-for-trading financial instruments are recorded to the Consolidated Statements of Loss. Transaction costs incurred to acquire all other financial instruments are included in the underlying balance.

The Company’s financial instruments include cash, term deposit, receivables, accounts payables and accrued liabilities, and amounts due to related parties. Cash and cash equivalents are designated as held-for-trading. All other financial instruments are either loans and receivables, or other financial liabilities and are recorded at cost. The fair value of these financial instruments approximates their carrying value due to their short term nature and capacity of prompt liquidation. Therefore, the adoption of Section 3855 and 3861 had no impact on the Company’s financial statements.

Hedges, Section 3865

This standard is applicable when a company chooses to designate a hedging relationship for accounting purposes. The Company currently does not have any hedges.

Comprehensive Income, Section 1530

This standard requires the presentation of a statement of comprehensive income and its components. Comprehensive income is the change in net assets that results from transactions, events and circumstances from sources other than shareholders and includes items such as unrealized gains or losses on available-for-sale investments. Accumulated other comprehensive income includes the holding gains and losses from available-for-sale securities which are not included in net income (loss) until realized. The adoption of Section 1530 had no material impact on the Company’s financial statements.

BCM RESOURCES CORP.

Notes to the Financial Statements May 31, 2009 and August 31, 2008

(Unaudited)

4.	UNPROVEN MINERAL RIGHTS
Terrace, British Columbia, Canada
	August 31, 2008		Additions	May 31, 2009
	Acquisition costs Assay Camp and miscellaneous Drilling Geological Mapping Survey Travel, helicopter and accommodation Mineral exploration tax credit claim	$ 169,506 102,036 238,603 2,077,524 1,157,346 101,870 180,906 744,678 (389,591)	$ 50,000 7,438 3,832 10,251 27,210 2,588 -17,713 (30,481)	$ 219,506 109,474 242,435 2,087,775 1,184,556 104,458 180,906 762,391 (420,072)
	Balance, end of year	$ 4,382,878	$ 88,551	$ 4,471,429

The Company has an option agreement to earn a 100% interest in 10 mineral rights subject to a 1.5% net smelter return, of which, 0.75% can be acquired for $750,000 by paying $90,000 ($65,000 paid) and issuing 350,000 common shares (250,000 issued). The Company has also agreed to maintain the rights in good standing for a minimum of two years, at an estimated cost of $4,000.

5. RELATED PARTY TRANSACTIONS

All transactions with related parties have occurred in the normal course of operations and management represents that they have occurred on a basis consistent with those involving unrelated parties, and accordingly that they are measured at fair value.

a) During the nine months ended May 31, 2009, the President charged the Company $45,000 in salary expense (2008 -$45,000). At May 31, 2009 the Company owes $nil (2008 -$2,909).

b) During the nine months ended May 31, 2009, a Director charged the Company $45,000 in consulting fees (2008 -$45,000). At May 31, 2009 the Company owes $nil (2008 -$nil).

BCM RESOURCES CORP. Notes to the Financial Statements May 31, 2009 and August 31, 2008 (Unaudited)
6. EQUIPMENT
	May 31, 2009 Cost Accumulated Amortization	Net	August 31, 2008 Net
Computer equipment Software Office furniture	$ 4,796 $ 3,390 11,530 11,530 24,706 11,014	$1,406 -13,692	$ 2,122 -16,109

$ 41,032 $ 25,934 $ 15,098 $ 18,231

7. SHARE CAPITAL

a)The authorized share capital of the Company consists of an unlimited number of common shares.

Issued: Number of Contributed Shares Amount Surplus

Balance, August 31, 2007 12,000,511 5,601,686 672,304

Mineral property acquisition 75,000 37,500 Flow-through renounced -(465,000)

Balance, August 31, 2008 12,075,511 $ 5,174,186 $ 672,304 Mineral property acquisition 100,000 50,000

Balance, May 31, 2009 12,175,511 $ 5,224,186 $ 672,304

During the nine months ending May 31, 2009:

On October 9, 2008 the Company issued 100,000 common shares pursuant to the mineral property option agreement. The shares are valued at $0.50 each.

b) Stock-based compensation and share purchase options

The Company recorded stock-based compensation for the nine months ending May 31, 2009 of $nil (2008 -$nil).

The fair values of stock-based compensation and share issue costs are estimated using the Black-Scholes Option Pricing Model based on the following assumptions: a risk-free interest rate of 3.9% to 4%; an expected life of 1 to 5 years; an expected volatility of 87% to 92%; and no expectation for the payment of dividends.

BCM RESOURCES CORP.

Notes to the Financial Statements May 31, 2009 and August 31, 2008

(Unaudited)

8. SHARE CAPITAL (continued)

b) Stock-based compensation and share purchase options (continued)

Option pricing models require the input of highly-subjective assumptions, particularly as to the expected price volatility of the stock and the expected life of the option. Changes in these assumptions can materially affect the fair value estimate and therefore it is management’s view that the existing models do not necessarily provide a single reliable measure of the fair value of the Company’s stock option grants and warrant issuances.

The continuity of share purchase options is as follows:

May 31, 2009 August 31, 2008 Number of Weighted Number of Weighted Shares Price $ Shares Price $

Opening balance 1,035,000 0.85 1,035,000 0.85 Granted ---Exercised/cancelled 250,000 --

Balance of options 785,000 0.85 1,035,000 0.85

Weighted remaining life in years 2.57 3.32

c) Share purchase warrants

The continuity of share purchase warrants is as follows:

May 31, 2009 Weighted Shares Price $						August 31, 2008 Number of Weighted Shares Price $
Opening balance Granted Exercised Expired Balance of warrants		----	-	----	-	2,170,490 --(2,170,490) -	0.90 --(0.90) -
Remaining life in years	0.00					0.00

9. SUBSEQUENT EVENTS None